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                                                                     EXHIBIT (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 2-99584 on Form N-1A of our report dated February 18, 2009 relating to the financial statements and financial highlights of Plan Investment Fund, Inc. appearing in the Annual Report on Form N-CSR of Plan Investment Fund, Inc. for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
April 28, 2009